EXHIBIT 10.47

                                                                         5.16.07
                           PURCHASE AND SALE AGREEMENT

     This 16th day of May, 2007 (the "Effective Date")


1.   PARTIES

     Quaker Fabric Corporation of Fall River, a Massachusetts corporation, hereinafter called "SELLER," agrees to SELL

     and

     M/K Brayton LLC, a Massachusetts limited liability company, hereinafter called "BUYER," agrees to BUY, upon the terms hereinafter set forth, the following described premises:

2.   DESCRIPTION

     The land with the building and improvements thereon located at 1450 Brayton Avenue, Fall River, Bristol County, Massachusetts, as more particularly described on that certain Quitclaim Deed from Charles McAnsin Associates, as grantor, to SELLER, as grantee, dated October 11, 2001, and recorded with the Bristol County Fall River District Registry of Deeds in Book 4150, Page 159, containing approximately nine (9) acres of land.

     TOGETHER ALSO with all right, title and interest of SELLER, if any, in and to (i) the land in the bed of any public street, road or avenue, open or proposed, in front of or adjoining the Land, to the center line thereof,
     (ii) all rights, privileges and easements appurtenant to the Land and owned by SELLER, including without limitation any and all rights of way, easements, appurtenances, alleys, gores and strips of Land adjoining or appurtenant to the land and used in conjunction therewith, (iii) any water rights, riparian rights and powers, hereditaments and appurtenances with respect thereto, and (iv) any award made or to be made in lieu of any of the foregoing and any award made or to be made for damage to the Land by reason of change of grade of any street, road or avenue.

     All of the above enumerated property, rights and interests to be sold pursuant to this Agreement are hereinafter sometimes collectively referred to as the "Premises".

3.   TITLE DEED

     The Premises are to be conveyed by a good and sufficient quitclaim deed, the form of which is attached hereto as Exhibit A, running to BUYER, or to the nominee designated by BUYER by written notice to SELLER at least three
     (3) business days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except for:

     (a)   Provisions of existing building and zoning laws;

     (b) Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;

           (c) Easements, restrictions and agreements of record insofar as in force and applicable; and

           (d) Any liens for municipal betterments assessed after the date of this Agreement.

     The foregoing exceptions shall be subject to the provisions of Sections 7, 8 and 22 of this Agreement.

     Any matter relating to the performance of this Agreement that is the subject of a title, practice or ethical standard of the Massachusetts Conveyancers Association shall be governed by the provision of said standard to the extent applicable.

4.   PURCHASE PRICE

     The agreed purchase price for the Premises (the "Purchase Price") is Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000.00), of which

     $ 50,000.00       was paid to Stewart Title Guaranty Company ("Escrow
     -----------       Agent") as a deposit on April 30, 2007 (via Marshall
                       Properties, Inc. check no. 110249) (the "Initial
                       Deposit");

     $150,000.00       has been paid to Escrow Agent this day (subject to
     -----------       collection) (the "Final Deposit" and together with the
                       Initial Deposit, the "Deposit"): and

     $ 4,100,000.00    is to be paid by wire transfer of immediately available
     --------------    federal funds at the time of delivery of the deed in
                       accordance with the terms of this Agreement.

     =======================

     $ 4,300,000.00    TOTAL
     --------------

5.   TIME FOR PERFORMANCE; DELIVERY OF DEED

     The sale (payment of Purchase Price and delivery of the deed) may, at BUYER's option, either (i) be closed through escrow with the Escrow Agent in accordance with the general provisions of the usual form of escrow agreement used in similar transactions by such holder with special provisions inserted as may be required to conform with this Agreement, or
     (ii) take place in Fall River, Massachusetts, at a specific location in that city designated by BUYER and reasonably acceptable to SELLER, in either instance at 10 a.m. on a date designated by no less than three (3) business days prior written notice from BUYER to SELLER but no later than September 5th, 2007 (the "Closing Date"). In the absence of designation by the BUYER, the sale shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts. It is agreed that time is of the essence in this Agreement.

6.   POSSESSION AND CONDITION OF PREMISES

     Full and exclusive possession of the Premises is to be delivered at the time of the delivery of the deed, the Premises to be then broom-clean and free of all personal property, machinery and equipment (including any of the foregoing owned by persons or entities other than SELLER), and otherwise in the same condition as they are now, reasonable use and wear thereof excepted. BUYER shall be entitled to inspect the Premises prior to the delivery of the deed in order to determine whether the condition thereof complies with the terms of this clause.

7.   TITLE MATTERS; EXTENSION TO PERFECT TITLE OR MAKE PREMISES
     CONFORM

     (a) BUYER shall advise SELLER of any objections BUYER may have to title to the Premises at least seven (7) days prior to the end of the Inspection Period ("BUYER's Title Notice"). SELLER shall notify BUYER as to whether SELLER elects to cure such title objections within five (5) days of BUYER's Title Notice, provided, however, that SELLER shall have no obligation to cure title objections except (a) voluntary monetary encumbrances (including any blanket mortgages, blanket liens, or similar monetary encumbrances), which SELLER shall cause to be removed, discharged and released at or before the Closing, and (b) SELLER shall use good faith commercially reasonable efforts, up to a maximum expenditure of Fifty Thousand Dollars ($50,000.00), to cure any other title objections set forth in BUYER's Title Notice.

     (b) If SELLER shall be unable to give title or to make conveyance, as herein stipulated, or if at the time of the delivery of the deed the Premises does not conform with the provisions hereof, then BUYER may, in BUYER's sole discretion, terminate this Agreement, in which event all payments made under this Agreement shall be promptly refunded to BUYER, and all other obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, or, if the same constitutes a default of SELLER hereunder, BUYER shall have the remedies set forth in Section 17.

8.   FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM

     If at Closing, SELLER shall have failed so to remove any defects in title to the extent that SELLER is obligated to do so in accordance with Section 7 above, or make the Premises conform, as the case may be, all as herein agreed, then BUYER may terminate this Agreement, in which event all payments made under this Agreement shall be promptly refunded to BUYER and all other obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, or, if the same constitutes a default of SELLER hereunder, BUYER shall have the remedies set forth in Section 17.

9.   BUYER'S ELECTION TO ACCEPT TITLE

     In addition to BUYER's rights under the provisions of Sections 7 and 8 above, BUYER shall have the election, at either the original or any extended time for performance, to accept such title as SELLER can deliver to the Premises in its then existing condition and to pay therefore the Purchase Price without deduction, in which case SELLER shall convey such title. If any exception to title is recorded after the date of BUYER's Title Notice, and BUYER does not elect to waive such exception and to proceed with the consummation of the Closing upon the first to occur of (a) the Closing or (b) seven (7) days after being notified in writing of such exception, SELLER will have fifteen (15) days after the expiration of said seven (7) day period (and Closing will be delayed if necessary, so that it occurs not earlier than twenty-two (22) days after BUYER is notified of such exception) after notifying BUYER of such discovery in which to eliminate or to induce the title company to insure over (subject to BUYER's approval, not to be unreasonably withheld) such exception, and if such exception is not eliminated or insured over as aforesaid within said 15-day period, then BUYER may terminate this Agreement, in which event all payments made under this Agreement shall be promptly refunded to BUYER and all other obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, or if the same constitutes a default of SELLER hereunder, BUYER shall have the remedies set forth in Section 17. SELLER shall use good faith commercially reasonable efforts to cure any involuntary monetary encumbrance which may arise after the date of BUYER's Title Notice (a "Post Title Notice Involuntary Monetary Encumbrance"), provided, however, SELLER shall not be required to expend more than Two Hundred Thousand Dollars ($200,000.00) to cure any such Post Title Notice Involuntary Monetary Encumbrance (the "Post Title Notice Involuntary Monetary Cap"). In the event that SELLER, despite its good faith commercially reasonable efforts, is unable to cure any Post Title Notice Involuntary Monetary Encumbrance within the Post Title Notice Involuntary Monetary Encumbrance Cap, BUYER may elect, at BUYER's sole discretion, to either: (i) terminate this Agreement, in which event all payments made under this Agreement shall be promptly refunded to BUYER, SELLER shall reimburse BUYER for all third-party costs and expenses incurred in connection with the transaction contemplated hereby (up to, but not to exceed, $100,000.00), and, following such reimbursement, all other obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, or (ii) proceed to Closing, whereupon SELLER shall pay the Post Title Notice Involuntary Monetary Cap towards release of the subject Post Title Notice Involuntary Monetary Encumbrance, and BUYER shall take tile to the Premises subject to all remaining amounts under said Post Title Notice Involuntary Monetary Encumbrance (or make arrangements to satisfy/remove the same). In all other events, SELLER shall be obligated to deliver good and clear record and marketable title to the Premises, as set forth in Section 3 above.

10.  ACCEPTANCE OF DEED

     The acceptance of a deed by BUYER or its nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

11.  USE OF MONEY TO CLEAR TITLE

     To enable SELLER to make conveyance as herein provided, SELLER may, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are either recorded simultaneously with the delivery of said deed or thereafter consistent with customary Massachusetts conveyancing practice.

12.  INSURANCE

     Until the delivery of the deed, SELLER shall maintain the following insurance coverages in effect for the Premises: (i) Comprehensive General Liability insurance against any loss, liability or damage on, about or relating to the Premises, or any portion thereof, with limits of not less than $2,000,000.00 single limit coverage on a per occurrence basis; and
     (ii) all risk property insurance on the Premises for the full insurable value thereof.

13.  ADJUSTMENTS

     Interest on the Deposit shall be credited to BUYER, unless the Deposit is retained by SELLER under the provisions of Section 17 below, in which event the Deposit with interest thereon shall be paid to SELLER. Water, sewer and other utility services shall be adjusted as of the Closing Date. SELLER shall receive a credit for any deposits held by utility providers with respect to the Premises. SELLER shall be responsible for the payment of Massachusetts deed excise stamps. The parties shall share equally the expense of the Escrow Agent.

14.  ADJUSTMENT OF UNASSESSED AND ABATED TAXES

     If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

15.  BROKER

     SELLER and BUYER each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than Giroux & Company Real Estate (the "Broker"). SELLER shall be solely responsible for the payment of any brokerage fee to the Broker if, as and when title passes and consideration is paid. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this paragraph. The provisions of this paragraph shall survive the delivery of the deed or the termination of this Agreement.

16.  DEPOSIT

     Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:


           16.1. Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

           16.2. Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's duties under this Agreement shall be limited to those provided in this Agreement.

           16.3. Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, SELLER and BUYER shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection SELLER and BUYER shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

           16.4. Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both SELLER and BUYER, or, in the absence of such agreement, a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

           16.5. Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

17.  DEFAULT; DAMAGES

     If BUYER breaches or fails, without legal excuse, to complete the purchase of the Premises or to perform its obligations under this Agreement as of the Closing Date, the Deposit made hereunder by BUYER shall be retained by SELLER as liquidated damages and forfeiture of the Deposit shall be SELLER's exclusive remedy at law and in equity for any default by BUYER prior to or as of the Closing Date. The provisions of this clause shall survive the delivery of the deed and shall supersede any agreement, obligation or legal rights of the parties that are contrary to the liquidation of damages provisions hereof. In the event SELLER breaches or fails, without legal excuse, to complete the sale of the Premises or to perform its obligations under this Agreement, BUYER may, as its sole remedies therefor, either (a) terminate this Agreement, and receive a return of the Deposit hereunder, or (b) bring an action for specific performance filed within sixty (60) days following the termination of this Agreement. If BUYER elects option "(b)" then it may nonetheless at any time thereafter elect option "(a)" instead (after BUYER has caused the specific performance proceedings to be dismissed with prejudice). If BUYER brings an action for specific performance but is not awarded specific performance, then BUYER shall nonetheless be entitled to receive a return of the Deposit hereunder, promptly following the final disposition of such action, provided that BUYER has not been found to be in default hereunder.

18.  LIABILITY OF TRUSTEE, SHAREHOLDER, BENEFICIARY

     If SELLER or BUYER executes this Agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, and neither SELLER or BUYER so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

19.  WARRANTIES AND REPRESENTATIONS

           19.1 In order to induce BUYER to enter into this Agreement and to purchase the Premises, SELLER hereby makes the following representations, warranties and covenants, each of which is material and is relied upon by BUYER, and each of which shall be true and correct as of the date of this Agreement and the Closing Date:

                  (a) To the best of SELLER's actual knowledge, there are no outstanding notices of any uncorrected violations of any laws, statutes, ordinances, rules or regulations with regard to the Premises, its condition, or use;

                  (b) SELLER has the right, power and authority to enter into this Agreement and to sell the Premises in accordance with the terms and conditions hereof. This Agreement, when executed and delivered by SELLER, will be a valid and binding obligation of SELLER in accordance with its terms;

                  (c) No options, rights of first refusal, rights of first offer or other contracts have been granted or entered into which give any other party a right to purchase or acquire any interest in the Premises or any part thereof;

                  (d) There are no leases, licenses, or other occupancy agreements in effect with respect to all or any part of the Premises and there are no other parties in possession of any portion of the Premises except SELLER;

                  (e) No payments for work, materials or improvements furnished to the Premises will be due or owing at Closing and no mechanic's lien, materialman's lien, or similar lien shall exist against the Premises at the time of Closing;

                  (f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will:

                                   (i) Conflict with, or result in a breach of, the terms, conditions, or provisions of, or constitute a default under, any agreement or instrument to which SELLER or any predecessor of SELLER is a party, or (ii) Violate any restriction to which SELLER is subject, or
                                   (iii) To the best of SELLER's actual
                                   knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order, or (iv) Result in the cancellation of any contract or lease pertaining to the Premises; or (v) Result in the creation of any lien, charge or encumbrance upon any of the properties or assets to be sold or assigned to BUYER pursuant to the provisions of this Agreement;

                  (g) SELLER has no actual knowledge as to the compliance of the Premises with any federal, state, or local law or regulation relating to hazardous substances, except as set forth in the reports listed on Exhibit C attached hereto;

                  (h) To the best of SELLER's actual knowledge, SELLER has not derived its interest in the Premises or any portion thereof by adverse possession and there has not been and is not now any claim or threat of adverse possession;

                  (i) SELLER has received no written notice of the desire of any public authority or other entity to take, condemn, or use the Premises or any part thereof and, to the best of SELLER's actual knowledge, there are no condemnation or eminent domain proceedings pending, planned, or threatened against the Premises or any part thereof;

                  (j) SELLER has as of the date hereof delivered to BUYER correct and complete copies of the documents listed on Exhibit C. To the best of SELLER's actual knowledge, the documents listed on Exhibit C constitute all material documents in SELLER's possession which relate to ownership or condition (physical or otherwise) of the Premises;

                  (k) On the Closing Date, there will be no service contracts in effect affecting the Premises.

           19.2 As used throughout this Article 19, the phrase "to the best of SELLER's actual knowledge," or phrases of similar import, shall mean the actual, not constructive or imputed, knowledge of Cynthia L. Gordan, General Counsel of SELLER, without any obligation on the part of such individual to make any independent investigation of the matters being represented and warranted. SELLER hereby represents and warrants that Cynthia L. Gordon is the primary person responsible for managing information pertaining to the Premises and the matters referred to in the representations and warranties set forth in this
           Article 19. Cynthia L. Gordan shall not be personally liable for any of the obligations of SELLER under this Agreement. Further, to the extent BUYER discovers prior to the Closing any inaccuracy in a representation and warranty of SELLER in this Agreement and the Closing occurs, such representation and warranty shall be deemed modified to reflect the inaccuracy discovered by BUYER. SELLER's representations and warranties set forth in this Section 19 are made as of the date of this Agreement and shall survive the Closing for a period of one (1) year, provided that SELLER's liability hereunder shall not exceed the sum of Two Hundred and Fifty Thousand ($250,000.00) Dollars, unless SELLER's breach of representations and/or warranties under this Article 19 is willful or intentional, or is a result of the gross negligence or willful misconduct of SELLER, in which case SELLER's liability hereunder shall not exceed the sum of Five Hundred Thousand ($500,000.00) Dollars, and in either case SELLER's liability under this Article 19 shall be for the actual (and not consequential or punitive) damages of BUYER

20.  CONSTRUCTION OF AGREEMENT; MISCELLANEOUS

     This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, supersedes all prior agreements between SELLER and BUYER, is binding upon and inures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, permitted successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both SELLER and BUYER. This Agreement shall not be assignable by BUYER. BUYER shall not record or file this Agreement, or a copy thereof, in or with the public records in which deeds are recorded or filed. If BUYER records or files this Agreement, the same shall constitute a default of BUYER hereunder. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this Agreement or to be used in determining the intent of the parties. In the event any one or more of the provisions contained in this Agreement shall be for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein. To facilitate execution, this Purchase and Sale Agreement may be executed by facsimile and in as many counterparts as may be deemed appropriate by the parties, all of which when taken together shall be deemed an original and shall comprise one (1) agreement.

21.  NOTICES

     Any notice required or desired hereunder shall be given in writing and shall be deemed duly delivered when deposited with a recognized overnight courier service, addressed as follows:

     (a)    In the case of notice to SELLER:

            Quaker Fabric Corporation of Fall River
            941 Grinnell Street
            Fall River, MA 02721-5215
            Attn:  Cynthia L. Gordan, Esq., General Counsel
            Fax Number: (508) 678-2656

            with a copy to:

            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, MA 02109
            Attn: Katharine E. Bachman, Esq.
            Fax Number: (617) 526-5000

     (b)    In the case of notice to BUYER:

            M/K Brayton LLC
            c/o J. Karam Management
            10 North Main Street
            Fall River, Massachusetts  02722
            Attn: James J. Karam

            and:

            M/K Brayton LLC
            c/o Marshall Development, LLC700 Narragansett Park Drive Pawtucket, Rhode Island 02861
            Attn: Lianne Marshall
            with a copy to:

            DarrowEverett LLP
            One Turks Head Place, Suite 500
            Providence, Rhode Island  02903
            Attn: Zachary G. Darrow, Esq.
            Fax Number: (401) 453-1201

     (c)    In case of notice to ESCROW AGENT:

            Stewart Title Guaranty Company
            99 Summer Street, 12th Floor
            Boston, MA 02110
            Attn: Marie L. Franco, Esq.
            Fax Number: (617) 737-8370

22.  INSPECTION PERIOD; AS-IS CONVEYANCE

     (a) BUYER shall have the period from the date of this Agreement through 5:00 p.m. on August 16, 2007 ("Inspection Period"), to inspect the Premises and review title, survey, permitting, environmental, and other due diligence matters related to the Premises. All costs and expenses of this review shall be at the sole expense of the BUYER, including costs of title insurance, surveys, and environmental inspections. Any damage done by BUYER or BUYER's consultants shall be repaired by BUYER at BUYER's expense. BUYER hereby agrees to defend, indemnify, and hold SELLER harmless from and against any liability, loss, cost, or expense with respect to any physical damage to the Premises or bodily injury to any person caused by BUYER, its agents, employees or contractors in connection with its investigation of the Premises. BUYER shall provide SELLER with forty-eight (48) hours advance written notice before performing any intrusive testing of the Premises. SELLER reserves the right to have a representative present during any such testing. Prior to such entry, BUYER shall provide SELLER with a certificate of BUYER's or BUYER's consultants' commercial general liability insurance in the amount of One Million Dollars ($1,000,000), which certificate shall name SELLER as an additional insured. BUYER shall have the right to terminate this Agreement by written notice to SELLER prior to the expiration of the Inspection Period due to BUYER's dissatisfaction with such matters, in BUYER's sole discretion. In the event of BUYER's election to terminate this Agreement prior to the expiration of the Inspection Period, and upon notice of such election timely given, this Agreement shall be null and void and of no legal effect except for the immediate return of the Deposit to BUYER hereunder, and for the indemnification obligation of BUYER hereunder. If BUYER does not so terminate this Agreement prior to expiration of the Inspection Period as aforesaid, this Agreement shall remain in full force and effect, and BUYER shall have no further right to terminate this Agreement or receive a refund of the Deposit under the provisions of this Section 22.

     (b) Except as set forth in Section 3, 6 and 19 above, BUYER, on behalf of itself and its successors and assigns, hereby acknowledges and agrees that BUYER shall acquire the Premises in its "as is, with all faults" condition.

23.  SELLER'S CLOSING DOCUMENTS.

     On the Closing Date, SELLER shall deliver to BUYER:

     (a) the Quitclaim Deed (If the title to the Premises is registered, said Quitclaim Deed shall be in form sufficient to entitle the BUYER to a Certificate of Title of said Premises, and the SELLER shall deliver with said Quitclaim Deed all instruments, if any, necessary to enable the BUYER to obtain such Certificate of Title);

     (b) full and exclusive possession of the Premises, in `broom-clean' condition;

     (c) a parties in possession and mechanics' and materialmen's lien affidavit in form and substance sufficient to remove the parties in possession and mechanics lien exceptions from the standard ALTA title insurance policy;

     (d)    a signed closing statement;

     (e)    a FIRPTA Affidavit executed by SELLER in the form of Exhibit B;

     (f) such documentary and other evidence as the title company may reasonably require evidencing the authority of the person or persons who are executing the various documents on behalf of SELLER in connection with this Agreement;

     (g) an updated certification of the warranties and representations contained herein;

     (h) releases of any real estate liens or other instruments or agreements to be cancelled pursuant to the terms hereof, in form appropriate for recording; and

     (i) such other documents required under the terms of this Agreement or as reasonably necessary or appropriate (in accordance with customary conveyancing practice) to consummate the transaction contemplated hereunder (provided that the same are consistent with the terms of this Agreement).

24.  BUYER'S CLOSING DOCUMENTS.

     On the Closing Date, BUYER shall deliver to SELLER:

     (a)    a signed closing statement;

     (b) the balance of the Purchase Price and other sums to be paid by BUYER hereunder; and

     (c) such other documents required under the terms of this Agreement or as reasonably necessary or appropriate (in accordance with customary conveyancing practice) to consummate the transaction contemplated hereunder (provided that the same are consistent with the terms of this Agreement).

25.  CONDEMNATION OR CASUALTY LOSS

     (a) Condemnation. If, prior to Closing, all or any part of the Premises or access thereto shall become subject to condemnation through eminent domain by governmental or other lawful authority, BUYER shall have the option of either (a) completing the purchase, in which event all condemnation proceeds or claims thereof shall be assigned to BUYER, or (b) terminating this Agreement, in which event, notwithstanding any provision herein to the contrary, the Deposit paid by BUYER, including any portions thereof previously released or paid to SELLER, shall be returned to the BUYER, this Agreement shall be terminated and have no further force or effect, and neither party shall have any rights or obligations thereunder.

     (b) Casualty. SELLER assumes all risks and liability for damage to or injury occurring to the Premises by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Premises, or any portion thereof, suffers any Material Damage (as hereinafter defined) prior to Closing from fire or other casualty, then BUYER may either (i) terminate this Agreement by delivering written notice to SELLER of such termination within ten (10) business days after SELLER notifies BUYER of the casualty, in which event, notwithstanding any provision herein to the contrary, the Deposit paid by BUYER, including any portions thereof previously released or paid to SELLER, shall be returned to the BUYER, this Agreement shall be terminated and have no further force or effect, or (ii) consummate the Closing, in which latter event SELLER shall deliver or assign to BUYER, at Closing, any and all insurance proceeds recovered or recoverable on account of such damage plus the amount of any deductible (including proceeds allocated on account of any Material Damage), net of any costs incurred by SELLER in restoring the Premises, or assign to BUYER, at Closing, all of SELLER's right, title and interest in any claim to proceeds of any insurance covering such damage. If BUYER fails to timely deliver to SELLER written notice of termination of this Agreement as described in (i) above, or if the casualty has not resulted in Material Damage, then BUYER shall be deemed to have elected to proceed in accordance with (ii) above (whereupon SELLER shall deliver or assign to BUYER any and all insurance proceeds recovered or recoverable on account of such damage plus the amount of any deductible). For the purposes of this Section 25(b), the term "Material Damage" shall mean damage for which the restoration cost is $100,000 or more.

26.  SUBMISSION NOT AN OPTION.

     The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation does not constitute an offer by either SELLER or BUYER to enter into an agreement to sell or purchase the Premises, and neither SELLER nor BUYER shall be bound with respect to any such purchase and sale unless and until this Agreement has been mutually executed and delivered by the parties.



                              [End of text on page]

     EXECUTED as a sealed instrument as of the day and year first above written.

SELLER: QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation


                                   By:     _____/s/__________________
                                   Name:   _______________________
                                   Title:  _______________________



BUYER: M/K BRAYTON LLC, a Massachusetts limited liability company


                                   By:     _____/s/__________________
                                   Name:   _______________________
                                   Title:  _______________________


ESCROW AGENT:                      STEWART TITLE GUARANTY COMPANY

                                   By:     _______/s/________________
                                   Name:   _______________________
                                   Title:  _______________________

                                    EXHIBIT A

                                 QUITCLAIM DEED

       Quaker Fabric Corporation of Fall River, a Massachusetts corporation ("Grantor"), for consideration of Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000.00), grants to M/K Brayton LLC, a Massachusetts limited liability company, the address of which is ______________________, with quitclaim covenants, that certain parcel of land, together with all buildings and other improvements thereon and all appurtenances thereto, such real property being known as 1450 Brayton Avenue, Fall River, in Bristol County, Massachusetts, and being bounded and more particularly described in that certain Quitclaim Deed from Charles McAnsin Associates, as grantor, to Quaker Fabric Corporation of Fall River, as grantee, dated October 11, 2001, and recorded with the Bristol County Fall River District Registry of Deeds in Book 4150, Page 159, subject to all easements, agreements and restrictions of record insofar as in force and applicable.

       The within conveyance does not constitute a sale of all or substantially all of the real property owned by Grantor in the Commonwealth of Massachusetts,

       IN WITNESS WHEREOF, this Quitclaim Deed has been executed as a sealed instrument to be effective as of the ____ day of ____________, 2007.


                                   QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation


                                   By:     _______________________
                                   Name:   _______________________
                                   Title:  _______________________

                                    EXHIBIT B

                               FIRPTA CERTIFICATE

           To inform M/K Brayton LLC, a Massachusetts limited liability company ("Transferee"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be required upon the transfer of certain real property to Transferee by Quaker Fabric Corporation of Fall River ("Transferor"), Transferor hereby certifies the following:

           1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the regulations promulgated thereunder);

           2.   Transferor's U.S. employer identification number is:
[__________]; and

           3. Transferor's office address is 941 Grinnell Street, Fall River, MA 02721-5215.

           Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punishable by fine, imprisonment, or both.

           Under penalty of perjury, Transferor declares that it has examined this Certification and that to the best of its knowledge and belief it is true, correct and complete.

                   Dated as of the ____ day of ___________, 2007.


                                   QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation

                                   By:     _______________________
                                   Name:   _______________________
                                   Title:  _______________________

                                    EXHIBIT C

                       1450 Brayton Avenue, Fall River, MA
               Due Diligence Materials Provided by Seller to Buyer

Environmental Site Assessment Report prepared for Raymond Construction Co., Inc., Bristol, Rhode Island/Ramco Fabrics ("Ramco") by Goldberg-Zoino & Associates, Inc., Providence, Rhode Island of property located at 1450 Brayton Avenue, Fall River, Massachusetts (the "Subject Property") dated April 1987

Environmental Site Assessment Report prepared for Massachusetts Industrial Finance Agency, Boston ("MIFA")/Ramco by GZA GeoEnvironmental, Inc., Providence, Rhode Island ("GZA") of the Subject Property dated September 1991

Environmental Site Assessment Report prepared for Joan Fabrics Corporation, Tyngsboro, Massachusetts ("Joan") by GZA of the Subject Property dated September 1992

Letter dated September 23, 1993 from Environmental Science Services, Providence Rhode Island to Joan Fabrics Corporation, Lowell, Massachusetts reporting on the results of certain soil sample testing completed at the Subject Property in September 1993

Immediate Response Action ("IRA") Plan prepared for Massachusetts Department of Environmental Protection, Southeast Regional Office, Lakeville, MA (DEP RTN # 4-14544) by Atlantic Environmental Technologies, Inc., North Dartmouth, MA of the Subject Property dated April 29, 1999

Immediate Response Action ("IRA") Completion Report and Response Action Outcome Statement (DEP RTN # 4-14544) prepared for Massachusetts Department of Environmental Protection, Southeast Regional Office, Lakeville, MA by Atlantic Environmental Technologies, Inc., North Dartmouth, MA of the Subject Property dated August 30, 1999

Phase I Environmental Site Assessment Report prepared for Quaker Fabric Corporation of Fall River ("Quaker") by Prime Engineering, Inc., 350 Bedford Street, Lakeville, Massachusetts ("Prime") of the Subject Property dated December 3, 2001 - Volume 1

Phase I Environmental Site Assessment Report prepared for Quaker by Prime of the Subject Property dated December 3, 2001 - Volume 2

Phase I Environmental Site Assessment Report prepared for Quaker by GZA of the Subject Property dated May 2005

Various documents and correspondence dated April 1993 through May 1994 relating to title matters at the Subject Property

ALTA/ACSM Land Title Survey of the Subject Property dated October 29, 2001 prepared for Quaker by Prime

Owner's Title Insurance Policy with respect to the Subject Property issued October 15, 2001 to Quaker by Stewart Title Guaranty